EXHIBIT 99.1
GRANT PARK WEEKLY PERFORMANCE STATISTICS * 07/21/06
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	-2.89%	-3.82%	5.68%
Class B Units	-2.91%	-3.87%	5.17%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED JULY 21, 2006

The Grant Park Futures Fund sustained trading losses during the past week. Positions in the energies and metals incurred the largest setbacks, followed by losses in the interest rate products and soft/agricultural commodities. Positions in the stock indices reported gains for the week.

Long positions in the energy sector posted losses as prices for crude oil fell over $4.00 for the week. September crude oil settled at $74.43 per barrel, down $4.28 from the previous week’s close as analysts suggested that investors’ fears over a spread of violence between Israel and Hezzbollah were calmed after U.S. Secretary of State Condolezza Rice said that a ceasefire should come as soon as possible. Prices fell further after a U.S. government report showed that crude inventories increased by 200,000 barrels the previous week, as opposed to the 500,000 barrel decrease analysts had been looking for. Gasoline inventories increased by 1.5 million barrels versus expectations of a 700,000 barrel decrease; the increase sent prices lower, resulting in losses for long positions in the unleaded gasoline market.

Long positions in the cocoa market resulted in losses for the soft/agricultural commodity sector. The September contract fell $216 in New York, settling the week at $1,502 per ton on what analysts described as technical based selling. Long positions in the grain market incurred losses as December bean oil fell 1.29 cents per pound by Friday’s close.

Positions in the metals sector lost ground as prices for base metals fell on concerns of lessening raw material demand from China. Long positions in copper and nickel sustained the largest losses. Copper prices on the London Metals Exchange fell 10% during the week while nickel prices settled 12% lower than the recent record highs that the contract had established. Long positions in the gold market resulted in losses as prices fell in New York on the prospect of a ceasefire in the Middle East.
.
Short positions in the interest rate sector reported losses as prices for fixed income instruments rallied in response to Federal Reserve Chairman Ben Bernanke’s testimony before the Senate Banking Committee. “We think inflation is going to be moderate” said Bernanke, adding that there is a possibility that the central bank’s previous rate increases could still have a slowing effect on the economy. Analysts said that investors bought fixed income instruments as they interpreted the testimony to be an indication that the Fed might be close to

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

555 West Jackson Blvd, Suite 600
Chicago, IL 60661
(312) 756-4450 • (800) 217-7955 • FAX (312) 756-4452
Performance Hotline: (866) 516-1574
 website: www.dearborncapital.com
e-mail: funds@dearborncapital.com

ending its current rate tightening cycle. Short positions in the Eurodollar contract on the Chicago Mercantile Exchange lost ground as the short-term instrument settled higher for the week; short positions overseas also lost ground as the LIFFE euribor and Australian 90-day bank bills closed at higher levels for the week.

Finally, long positions in the stock indices gained ground as the possibility of a pause in the Federal Reserve’s tightening cycle sent share prices higher around the globe. Long positions in the Hong Kong Hang Seng posted gains as that index added 2.04% for the week.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

555 West Jackson Blvd, Suite 600
Chicago, IL 60661
(312) 756-4450 • (800) 217-7955 • FAX (312) 756-4452
Performance Hotline: (866) 516-1574
 website: www.dearborncapital.com
e-mail: funds@dearborncapital.com